Exhibit 4.2

DESCRIPTION OF SECURITIES

The following description is based on relevant portions of Delaware law and on the Limited Liability Company Agreement. This summary is not necessarily complete, and the Company refers investors to Delaware law and the Limited Liability Company Agreement for a more detailed description of the provisions summarized below. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

The Company is authorized to issue an unlimited amount of Shares, par value $0.001 per Share. There is currently no market for the Company’s Shares, and the Company can offer no assurances that a market for its Shares will develop in the future. There are no outstanding options or warrants to purchase the Company’s Shares. No Shares been authorized for issuance under any equity compensation plans. Under Delaware law, Members generally are not personally liable for the debts or obligations of the Company.

Shares

All of the Company’s Shares have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of the Company’s Shares if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. The Company’s Shares have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by the Limited Liability Company Agreement, federal and state securities laws or by contract. In the event of the Company’s liquidation, dissolution or winding up, each share of the Company’s Shares would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Each Share is entitled to one vote on all matters submitted to a vote of Members, including the election of members of the Company’s Board. Except as provided with respect to any other class or series of Shares, the holders of the Company’s Shares will possess exclusive voting power. There is no cumulative voting in the election of Board Members, which means that holders of a plurality of the outstanding Shares can elect all of the Company’s Board Members, and holders of less than a plurality of such Shares will not be able to elect any Board Members.

Preferred Stock

The Company does not intend to utilize preferred stock to generate leverage for investment purposes.

Limitation on Liability of Managers and Officers; Indemnification and Advance of Expenses

The Limited Liability Company Agreement provides that, to the fullest extent permitted by applicable law, none of the Company’s officers, Board Members or employees will be liable to the Company or to any Member for any act or omission performed or omitted by any such person (including any acts or omissions of or by another officer, Board Member or employee), in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Limited Liability Company Agreement provides that the Company will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a Board Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Board Member, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Company will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Board Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Board Member, Officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under the indemnification provision of the Limited Liability Company Agreement, expenses (including attorneys’ fees) incurred by an officer or Board Member in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Board Member or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company pursuant to the provisions of the Limited Liability Company Agreement.

So long as the Company is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any Board Member or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of Board Members who are disinterested, non-party Board Members or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct. In addition, we have obtained liability insurance for our officers and Board Members.

Delaware Law and Certain Limited Liability Company Agreement Provisions

Organization and Duration

We were formed in Delaware on October 17, 2022 and will remain in existence until dissolved in accordance with our Limited Liability Company Agreement or pursuant to Delaware law.

Purpose

Under the Limited Liability Company Agreement, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity. The activities of the Company will be limited to actions permitted for a BDC that operates as a RIC.

Delaware Anti-takeover Provisions

Delaware law contains provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Company’s Members. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

In addition, the Limited Liability Company Agreement contains provisions based on Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a business combination (as defined below) with any entity or person beneficially owning 15% or more of the outstanding voting Shares of the Company and any entity or person affiliated with or controlling or controlled by any of these entities or persons (for purposes of this section, an “Interested Member”), unless:

●prior to such time, the Board approved either the business combination or the transaction which resulted in the Member becoming an Interested Member;
●upon consummation of the transaction that resulted in the Member becoming an Interested Member, the Interested Member owned at least 85% of the Shares of the Company outstanding at the time the transaction commenced; or
●at or subsequent to such time, the business combination is approved by the Board and authorized at a meeting of the Members, by at least two-thirds of the outstanding voting Shares that are not owned by the Interested Member.

Our Limited Liability Company Agreement defines “business combination” to include the following:

●any merger or consolidation involving the Company and Interested Member;
●any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the Company’s assets or the aggregate market value of all the outstanding Shares involving an Interested Member;
●subject to certain exceptions, any transaction that results in the issuance or transfer by the Company of any Shares to the Interested Member;
●any transaction involving the Company that has the effect of increasing the proportionate share of the limited liability company interests of any class or series of the Company owned by the Interested Member; or
●the receipt by the Interested Member of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

Number of Managers; Vacancies; Removal

The Limited Liability Company Agreement provides that the number of Board Members is set only by the Board. A majority of the entire Board may at any time increase or decrease the number of Board Members. Board Members may be removed (i) with or without cause by a majority vote of the Board then in office or (ii) with cause by a majority vote of the Members. Under the Limited Liability Company Agreement, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the Board Members then in office. The limitations on the ability of Members to remove Board Members and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Action by Members

The Company’s Limited Liability Company Agreement provides that Member action can be taken only at a meeting of Members or by written consent in lieu of a meeting. This may have the effect of delaying consideration of a Member proposal until the next meeting.

Amendment of the Limited Liability Company Agreements

By Consent

The Limited Liability Company Agreement provides that the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) as permitted by the laws of the State of Delaware.

Consent to Amend Special Provisions

Notwithstanding the above, any provision in the Limited Liability Company Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

Notices

All Members will be promptly notified of any amendment to the Limited Liability Company Agreement.

Jurisdiction; Venue; Waiver of Jury Trial

The Company’s Limited Liability Company Agreement provides that, unless the Company otherwise agrees in writing, any legal action or proceeding with respect to the Limited Liability Company Agreement may be brought in the courts of the State of New York located in New York County or the U.S. District Court for the Southern District of New York located in New York County, and, each Member irrevocably accepts the non-exclusive jurisdiction of such courts. The Limited Liability Company Agreement also provides that each Member irrevocably waives any claim that any such courts lack personal jurisdiction over them, and agrees not to plead or claim, in any legal action proceeding with respect to the Limited Liability Company Agreement in any such courts, that such courts lack personal jurisdiction over the Member. The Limited Liability Company Agreement also provides that each Member irrevocably waives any objection that they may have to the laying of venue of any of such actions or proceedings arising out of or in connection with the Limited Liability Company Agreement brought in previously mentioned courts and, to the extent permitted by applicable law, irrevocably waives their rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Unless the Company otherwise agrees in writing, the Members irrevocably and unconditionally waive in the Limited Liability Company Agreement, to the fullest extent permitted by applicable law, any right that they may have to a trial by jury of any claim or cause of action directly or indirectly based upon or arising out of the Limited Liability Company Agreement. The limitations in the Limited Liability Agreement set forth in this paragraph do not apply to claims arising under the federal securities laws.

Conflict with the 1940 Act

Our Limited Liability Company Agreement provides that, if and to the extent that any provision of Delaware law, or any provision of our Limited Liability Company Agreement conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.